Free writing prospectus dated October 3, 2025

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated September 23, 2025

Registration Statement File No. 333-290122

1 HAMA Intelligence Limited (Proposed Nasdaq symbol: HAMA) Free writing prospectus dated October 2, 2025 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated September 23, 2025 Registration Statement File No. 333 - 290122

Important Notices and Disclaimers This presentation relates to the proposed public offering of Class A ordinary shares of no par value (“Class A Ordinary Shares”) of HAMA Intelligence Limited, a British Virgin Islands company (“we”, “us”, “our” or the “Company”) and should be read together with the Registration Statement on Form F - 1 , as amended (File No . 333 - 290122 ) (“the Registration Statement”), we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates, which may be accessed through the following web link : http : //www . sec . gov . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC entirely for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact [Pacific Century Securities, LLC] via email : project@pcsecurities . us, or contact HAMA Intelligence Limited via email : angus . ho@hamaintl . com . The forward - looking statements made in this presentation relate only to events or information as of the date of this presentation . Except as required by the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect . This presentation contains certain data and information that we obtained from various government industry publications through publicly available sources . Statistical data in these publications may include projections based on a number of assumptions . The industry may not grow at the rate projected by market data, or at all . Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A Ordinary Shares . In addition, the new and rapidly changing nature of the corporate service and business financial consulting service industry, especially the increase in online activities among players at different stages of the production chain results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our operations . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these forward - looking statements . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering may only be made by means of a prospectus pursuant to the Registration Statement after it becomes effective . Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus . Any representation to the contrary is a criminal defense . 2 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Forward - Looking S tatements This presentation contains forward - looking statements, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals ; current and future economic and political conditions ; our expectations regarding demand for and market acceptance of our services and the products we assist the distributions of ; our expectations regarding our client base ; competition in our industry ; relevant government policies and regulations relating to our industry ; our capital requirements and our ability to raise any additional financing which we may require ; overall industry and market performance ; and other assumptions described in this prospectus underlying or relating to any forward - looking statements . We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise . 3 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Offering Summary HAMA Intelligence Limited Issuer Initial Public Offering Offering type NASDAQ Capital Market: HAMA Proposed Trading Market and Symbol 1,100,000 Class A Ordinary Shares (or 1,265,000 Class A Ordinary Shares, assuming full exercise of the over - allotment option) Number of Shares being offered by Issuer Between US$5.00 to US$7.00 per share Proposed Offering Price Approximately US$4.9 million (or approximately $5.8 million, assuming full exercise of the over - allotment option) ( from the assumed offering price of US$6.00 per Class A Ordinary Share) Net proceeds to Issuer 15,593,000 Class A Ordinary Shares and 3,407,000 Class B Ordinary Shares Shares outstanding pre - offering 16,693,000 Class A Ordinary Shares (or 16,858,000 Class A Ordinary Shares, assuming full exercise of the over - allotment option) and 3,407,000 Class B Ordinary Shares Shares outstanding post - offering Ɣ Approximately 30% for business development and marketing ; Ɣ Approximately 30% for expanding our local operations and setting up overseas branches; and ● Approximately 40% for general administration and working capital. Use of proceeds Pacific Century Securities, LLC Underwriter 4 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview 5

Our Business We are a professional corporate solution service provider specializing in the provision of two main streams of services, namely ( i ) one - stop corporate services ; and (ii) business financial consulting services . We principally focus on offering corporate services including accounting, internal control, tax and compliance advisory to clients ranging from small and medium - sized enterprises to listed companies . We are also dedicated to offering business financial consulting services which include strategic business advisory as well as investor relationship management to business owners and financial intermediaries . 6 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

One - stop Corporate Services Our one - stop corporate services include the following : Accounting Services We are often engaged by business owners of small and medium - sized enterprises to conduct in - depth assessment as to the deficiency of their companies’ current structure and offer outsource support, including bookkeeping of daily transactions and preparing management accounts ; budgeting and forecasting ; monitoring and assessing client’s financing needs ; reviewing financial position and performance ; and financial reporting and corporate governance . Tax planning services When we perform our accounting service to our clients, we become fully familiarized with the financials of our clients . As a result, we are in the position to proactively offer our tax planning service to assist our clients to streamline costs and expenses in an efficient yet compliant manner . Internal control review Usually once a company has grown to a certain size, business owners become more focused on compliance and internal checks and balances . Consequently, our clients often require us to perform internal control review on their companies to identify deficiencies and suggest remedial actions and policies adoption to avoid future corporate emergency or financial turmoil . 7 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Business Financial Consulting Services 8 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss. Our business financial consulting services include the following : Business development advisory Helping companies seize new opportunities and achieve sustainable growth by improving their business operations, market presence and revenue stream Introducing potential business partners to our customers, from upstream to downstream, and assist our clients to develop business synergies, through collaborations, equity investment or mergers and acquisitions Investor relationship management Formulating strategic approaches to nurture relationships between the company, investors and other financial stakeholders Assisting parties to build trust and maintain transparency with each other to foster long - term engagement with investors Providing trainings to our client and its employees to enhance their interpersonal skills to build better relationships with its clients and stakeholders

Industry Overview 9 • Hong Kong continues to be a vibrant and dynamic business hub, as evidenced by recent data and reports . The business environment in Hong Kong remains robust, with a significant increase in the number of companies registered in the region . According to the Census and Statistics Department of Hong Kong, the number of local companies registered in Hong Kong reached a record high in 2024 , reflecting the city’s attractiveness as a global business and financial center . • The thriving business environment in Hong Kong has a significant and positive impact on the corporate service industry, which plays a critical role in supporting businesses operating in the region . As the number of companies in Hong Kong continues to grow, the demand for corporate services is expected to rise, creating both opportunities and challenges for the industry . • Singapore is globally recognized as one of the most business - friendly economies, characterized by political stability, a transparent regulatory framework, and a strategic location that serves as a gateway to Asia . It was ranked as the most competitive economy in the International Institute for Management Development’s World Competitiveness Yearbook 2024 . • The corporate service and business financial consulting industry in Singapore plays a critical role in supporting both local and international businesses . With increasing business formations and foreign investments, demand for corporate and financial consulting services remains strong . Singapore’s strict compliance requirements (e . g . , ACRA filings, MAS regulations) drive the need for professional corporate service providers . The corporate service and business financial consulting industry market in Singapore is fragmented, with a mix of global consultancies, mid - sized firms, and boutique providers offering specialized services . See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Competitive Strengths 10 Our customer base spans a diverse array of industries and organizations Our comprehensive solutions customized to the needs of business owners Our experienced management team See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Growth Strategies 11 • We are committed to expanding our client base by progressively penetrating into the Southeast Asia market . Leveraging our established track record of success to forge new relationships among both existing and prospective clients in Hong Kong, we have recently set our footprint and built client relationships in Southeast Asia . In order to deepen our understanding of the domestic Southeast Asia market, we have set up a branch office in Singapore to better address the needs of our Singapore and Southeast Asia clients with close proximity . Our brand office in Singapore is a stepping stone to tap into other Southeast Asian regions which we believe progressively, with our stronger regional presence, we will be a trusted partner of business enterprises across regions . While business owners outsource certain accounting and financial functions to us, they can focus on industry development such as product research and development, which will further expedite the business growth of our client . • We intend to expand our team of qualified accountants and finance experts to meet the increasing needs of our clients . Being able to recruit talents to our team is a crux to our success as our business focuses on the delivery of services which are tailored to our clients . While our team member should possess solid accounting and financial knowledge, they should also have excellent communication skills as maintaining client relationship is essential to our business . We anticipate that there are growth potentials in both our corporate services arm as well as business financial consulting arm, given the evolving market is prone to businesses streamlining their internal structures and we aim to capitalize on these growing opportunities . See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Structure 12 Assuming no exercise of the over - allotment option See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights 13

Financial Highlights $1,821,994 $1,442,408 0 200,000 400,000 600,000 800,000 1,000,000 1,200,000 1,400,000 1,600,000 1,800,000 2,000,000 Revenue (USD) FY2025 FY2024 $1,089,672 $266,214 0 200,000 400,000 600,000 800,000 1,000,000 1,200,000 Net Income (USD) FY2025 FY2024 14 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Our Board 15

Our Board of Directors and Management Mr . Wing Sum, Ho Director, Chief Financial Officer and Chairman of the Board Mr . Ho has been serving as our Director since February 2025 and our Chief Financial Officer since June 2025 . He will serve as the Chairman of the Board of Directors effective immediately upon effectiveness of the registration statement of which this prospectus forms a part, and he is responsible for the financial reporting, corporate services and compliance of our Group . Mr . Ho founded our Group and has been acting as our Director since 2020 . Since December 2020 , Mr . Ho has been serving as an independent non - executive director of Dimmi Life Holdings Limited ( HKEx : 01667 ), a public company which engages in the construction industry . Since June 2020 , Mr . Ho has been serving as a director of Anchor Business Advisory, a company which principally provides business advisory services . Since October 2018 , Mr . Ho has been serving as a director of Plutus AF limited, a company which is dormant . Since February 2012 , Mr . Ho has been serving as a director of OnPoint Business Solutions Limited, a company which primarily provides business solution . Mr . Ho obtained a Bachelor of Accounting degree from Edinburgh Napier University, Scotland in 2008 . Mr . Wai Ting, Cheung Director and Chief Executive Officer Mr . Cheung has been serving as our Director since May 2025 and Chief Executive Officer since June 2025 , and he is responsible for the overall strategic direction and development of our Group . Mr . Cheung is a licensed person registered with the Securities and Futures Commission and has been serving as a director and responsible officer of Seeds International Asset Management Limited, a company which engages in asset management and investment consulting and licensed to carry out Type 4 and Type 9 regulated activities under the Securities and Futures Ordinance (the “SFO”) since February 2022 . From January 2015 to January 2022 , Mr . Cheung served as a director of Sun Hung Kai Financial Group Limited (now known as China Everbright Securities International Company Limited), a company which principally provides investment advisory services . Mr . Cheung obtained a Bachelor of Business Administration degree from the City University of Hong Kong in 2006 , with a major in Finance and minor in Business Economics . 16 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Mr . Chun Ting Kavern, Chan Chief Operating Officer Mr . Chan is our Chief Operating Officer and he is responsible for the daily operation functions and the execution of strategies of our Group . Mr . Chan has over 9 years of experience in corporate finance in Hong Kong and has a deep understanding of Hong Kong’s financial markets and regulatory environment . He is a licensed person registered with the Securities and Futures Commission to carry out Type 6 regulated activities under the Securities and Futures Ordinance (the “SFO”) since July 2016 , where he executed a broad range of capital markets and corporate finance transactions, including initial public offerings (IPOs), mergers & acquisitions (M&A), and other strategic deals during his employment in Ample Capital Limited and Alpha Financial Group Limited . Mr . Chan obtained a Master’s degree in Mathematics and Statistics from University of Oxford in November 2012 in the United Kingdom . 17 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss. Our Management (cont’d)

Our Board of Directors (cont’d) Mr . Wai Ming, Yiu Independent Director Nominee and the chair of the compensation committee and the member of the audit committee and the nominating committee . Since September 2024 , Mr . Yiu has been serving as an independent non - executive director of PTL Limited (Nasdaq : PTLE), a public company which primarily engages in vessel refueling services . Since August 2022 , Mr . Yiu has been serving as a senior executive of Liu & Co . , a Hong Kong law firm . Since August 2019 , Mr . Yiu has been serving as a senior executive of H . T Ngan & Co . , a Hong Kong law firm . Since August 2018 , Mr . Yiu has been serving as a principal consultant of ANCHOR Business Solution, a company which principally provides business solutions . Since December 2013 , Mr . Yiu has been serving as managing director of Riches Enterprise Limited, a company which principally provides business solutions . From 2011 to 2018 , Mr . Yiu served as the general manager of Jinlifeng Group Hong Kong Limited, managing its sales and marketing effort . From 2006 to 2011 , Mr . Yiu served as the Business Account Manager of Hang Seng Bank Limited . Mr . Yiu obtained a Bachelor of Business degree from the Edith Cowan University, Western Australia in 2005 . Mr . Wai Hong, Lin Independent Director Nominee and the chair of audit committee and the member of the compensation committee and the nominating committee . Since September 2024 , Mr . Lin has been serving as an independent non - executive director and chairman of the audit committee of PTL Limited (Nasdaq : PTLE), a public company which primarily engages in vessel refueling services . Mr . Lin has over 14 years of experience in accounting, audit, capital market and corporate finance . Mr . Lin currently serves as the manager of Alpha Financial Group Limited from 2020 , and served as the associate of Ample Capital Limited from 2018 to 2019 , where he executed a wide variety of capital markets and corporate finance transactions, including initial public offering, merger and acquisitions, and the preparation of financial statement in US GAAP . From 2015 to 2018 , Mr . Lin served as the senior associate in the audit function of PricewaterhouseCoopers Limited (“PwC”), where he performed annual audit and interim review on the listed companies, and involved in various initial public offering projects . From 2012 to 2015 , Mr . Lin served as the senior associate of East Asia Sentinel Limited, where he performed the similar functions as in PwC . Mr . Lin has been the member of Hong Kong Institute of Certified Public Accountants since 2015 and a licensed representative of Type 6 regulated activities under the SFO since 2018 . Mr . Lin received his Bachelor of Business Administration degree in Finance & Information System from The Hong Kong University of Science and Technology in 2011 . 18 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Issuer HAMA INTELLIGENCE LIMITED 380 Jalan Besar, #07-10 ARC 380, Singapore 209000 Email: ANGUS.HO@HAMAINTL.COM Underwriter PACIFIC CENTURY SECURITIES, LLC 747 3rd Ave, STE 2101, New York, NY 10017 Email: syndicate@pcsecurities.us